[LETTERHEAD OF AVANEX]

For immediate release

Avanex Announces Fiscal Year 2005 Q1 Revenues of $35.8 Million

FREMONT, Calif. – (Nov 1, 2004) – Avanex Corporation (Nasdaq: AVNX), pioneer of photonic processors that enable next-generation optical networks, today reported results for its first fiscal quarter ended September 30, 2004.

The company said today that first quarter net revenues were $35.8 million, an increase of $3.9 million, over the company’s net revenues of $31.9 million in the prior quarter ended June 30, 2004. Net revenues for the quarter ended September 30, 2004 increased $17.8 million from $18.0 million in the quarter ended September 30, 2003.

The company reported a net loss of $22.3 million, or $0.16 per share, for the quarter ended September 30, 2004, which includes a restructuring charge of $2.6 million, compared to a net loss of $21.6 million, or $0.15 per share, for the quarter ended June 30, 2004, which included a restructuring benefit of $4.8 million, and compared to a net loss of $27.9 million, or $0.26 per share, for the quarter ended September 30, 2003.

Jo Major, president and chief executive officer of Avanex, commented, “Avanex improved top line results in the September quarter. Revenues sequentially grew by 12% due to strengthening overall demand for optical communication products and further customer penetration. Avanex increased gross margins by 13 percentage points and lowered certain operating expenses from the prior quarter. We are currently developing additional operating plans to further reduce our cost structure in future quarters.”

“We strengthened our customer base with shipments to more than 70 customers in the quarter; two of these customers each accounted for more than 10% of net revenue. As OEMs look to simplify their supply chain, we believe they are increasingly migrating to broad-based suppliers such as Avanex. In response, we are expanding our design activity and market traction.”

“On the development front, we are investing in leading edge technology that will differentiate our product portfolio. We recently announced commercial shipments and field deployment of the PowerNode™ Flexible Optical Layer Solution, one of our network-ready products. Avanex has increased its focus on providing intelligent optical modules as OEM customers evolve from procuring components to buying intelligent subsystems. We have years of experience in developing these types of products to address the needs of our customers in this expanding market segment.”

Major concluded, “I am committed to leading Avanex to accelerate its plan to profitability and enhance its competitive position in the industry. The market for optical products appears to be strengthening as carriers continue to build out their fiber optic networks to deliver new services and lower their operating costs. With our broad product offering, robust technology portfolio and cash and investments of over $113 million, Avanex is well-positioned to strengthen its standing as a leading provider of optical solutions.”

Outlook

The company expects second fiscal quarter revenues to be approximately 12% higher than the prior quarter.

Conference Call

Avanex will host a conference call today, November 1, 2004, at 4:30 p.m. ET. The number for the conference call is 888-658-7305. The password is “Photonics.” A replay of the conference call will be available until November 8, 2004 at 203-369-1275, and available at www.avanex.com under “Investors/Audio Archives.”

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions™ to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, California. Avanex also maintains facilities in Erwin Park, N.Y., Nozay, France, and San Donato, Italy. The facilities also are home to Avanex’s Centers of Excellence for specialized research and manufacturing. To learn more about Avanex, visit our Website at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including forward-looking statements regarding cost reduction and integration measures, expected second fiscal quarter revenues, operating performance results, our competitive position and changes in the market for our products. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, problems or delays in integrating the businesses acquired from Alcatel, Corning and Vitesse Semiconductor, or in reducing the cost structure of the combined company, the company’s inability to achieve the anticipated benefits of the acquired businesses, any slowdown or deferral of new orders for our products, higher than anticipated expenses the company may incur in future quarters or the inability to identify expenses which can be eliminated. In addition, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on September 13, 2004.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investor Relations	Media
Mark Weinswig	Tony Florence
Phone: 510-897-4344	Phone: 510-897-4162
Fax: 510-897-4345	Fax: 510-979-0198
e-mail: mark_weinswig@avanex.com	e-mail: tony_florence@avanex.com

AVANEX CORPORATION

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	September 30		June 30 2004
	2004	2003
Net revenue	$35,798	$18,018	$31,869
Cost of revenue	36,741	25,757	37,064
Stock compensation expense	—	16	—

Gross profit (loss)	(943)	(7,755)	(5,195)
Operating expenses:
Research and development	8,178	8,050	10,511
Sales and marketing	4,366	4,900	4,965
General and administrative	4,835	5,194	4,880
Stock compensation expense	83	327	138
Amortization of intangibles	1,239	726	1,271
Restructuring charges (recovery)	2,588	(155)	(4,792)
Merger cost	164	—	472

Total operating expenses	21,453	19,042	17,445

Loss before the following	(22,396)	(26,797)	(22,640)
Other income, net	74	939	1,020

Loss from continuing operations before discontinued operations	(22,322)	(25,858)	(21,620)
Discontinued operations	—	(2,054)	—

Net loss	$(22,322)	$(27,912)	$(21,620)

Basic and diluted net loss per common share from continuing operations before discontinued operations	$(0.16)	$(0.24)	$(0.15)
Discontinued operations per share effect	—	(0.02)	—

Basic and diluted net loss per common share	$(0.16)	$(0.26)	$(0.15)

Weighted average shares used in computing basic and diluted net loss per common share	143,644	107,716	143,276

Calculation of net loss excluding certain items:
GAAP cost of revenue per above, including stock compensation expense	$36,741	$25,773	$37,064
Cost of revenue items:
Provision for excess inventory	(123)	—	(76)
Utilization of excess inventory previously written off	537	590	200
Stock compensation expense	—	(16)	—

	414	574	124

Cost of revenue excluding certain items	37,155	26,347	37,188

GAAP operating expenses per above	21,453	19,042	17,445
Operating expense items:
Stock compensation expense	(83)	(327)	(138)
Amortization of intangibles	(1,239)	(726)	(1,271)
Merger cost	(164)	—	—
Utilization in R&D of excess inventory previously written off	25	54	51
Litigation and contract settlements	—	(950)	(472)
Restructuring (charges) recovery	(2,588)	155	4,792

	(4,049)	(1,794)	2,962

Total operating expenses excluding certain items	17,404	17,248	20,407

Discontinued operations	—	(2,054)	—

GAAP net loss per above	(22,322)	(27,912)	(21,620)
Items excluded from cost of revenue, operating expenses, and discontinued operations	3,635	3,274	(3,086)

Net loss excluding certain items	$(18,687)	$(24,638)	$(24,706)

Basic and diluted net loss per common share excluding certain items	$(0.13)	$(0.23)	$(0.17)

AVANEX CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	September 30 2004	June 30 2004
Assets
Current assets:
Cash and cash equivalents	$16,248	$21,637
Short-term investments	53,139	67,453
Accounts receivable, net	28,972	22,134
Inventories	39,650	39,003
Other current assets	29,385	23,051

Total current assets	167,394	173,278
Long-term investments	43,923	55,145
Property and equipment, net	13,274	13,977
Intangibles, net	13,176	14,400
Goodwill	9,408	9,408
Other assets	6,684	7,286

Total assets	$253,859	$273,494

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$3,791	$3,723
Accounts payable	32,005	27,165
Accrued compensation and related expenses	11,822	11,239
Other accrued expenses	12,285	11,073
Warranty	5,882	6,125
Current portion of restructuring accruals	24,296	26,181
Current portion of long-term obligations	3,048	3,968

Total current liabilities	93,129	89,474
Restructuring accruals	13,248	15,191
Long-term obligations	11,643	11,365

Total liabilities	118,020	116,030

Stockholders’ equity:
Common stock	144	143
Additional paid-in capital	664,361	663,798
Deferred compensation	(512)	(596)
Accumulated deficit	(533,396)	(511,074)
Cumulative translation adjustment	5,242	5,193

Total stockholders’ equity	135,839	157,464

Total liabilities and stockholders’ equity	$253,859	$273,494